Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2008, except for the amounts in Note 17 as of December 31, 2006 and for the period from January 1, 2007 through October 19, 2007 and for the year ended December 31, 2006 as to which the date is July 2, 2008, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Ryerson Inc. for the registration of its Floating Rate Senior Secured Notes due 2014 and its 12% Senior Secured Notes due 2015.

/s/  Ernst & Young LLP

Chicago, Illinois

August 8, 2008